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                                                                    EXHIBIT 99.1

                                    SUMMARY

  The following summary is not intended to be a complete description of all material facts regarding Chiron, Viagene and the matters to be considered at the Special Meeting and is qualified in all respects by the information appearing elsewhere or incorporated by reference in this Proxy Statement-Prospectus, the Appendices hereto and the documents referred to herein.

  Capitalized terms used but not defined in this Summary have the meanings given to them elsewhere in this Proxy Statement-Prospectus.

PARTIES TO THE MERGER

  Chiron. Chiron applies biotechnology and other techniques of modern biology and chemistry to develop products intended to improve the quality of life by diagnosing, preventing and treating human disease with a goal of reducing overall healthcare costs. Chiron is a diversified company that participates in the global healthcare industry in several markets based on core technologies in infectious disease, cancer and critical care. Its businesses include Chiron Diagnostics, Chiron Biocine, Chiron Therapeutics, Chiron Vision and Chiron Technologies. Chiron Diagnostics, which includes Ciba Corning Diagnostics Corp. ("CCD"), develops and markets automated immunodiagnostic systems, critical blood analytes and quantitative branched DNA ("bDNA") probe tests for human immunodeficiency virus ("HIV"), hepatitis C virus ("HCV") and hepatitis B virus ("HBV"). Chiron also has built a joint business in the immunodiagnostic market with Ortho Diagnostic Systems, Inc. ("Ortho"), a Johnson & Johnson company, based largely on sales of tests used to screen blood for the potential presence of HCV, which has been identified as a major cause of serious liver disease throughout the world. Chiron Therapeutics is Chiron's hospital-based direct-selling business in the United States and Europe and markets products for use principally by oncologists, primarily Proleukin(R) (aldesleukin) (or "IL-2") for metastatic kidney cancer. Chiron also manufactures Betaseron(R) (Interferon beta-1b) for relapsing-remitting multiple sclerosis. Chiron Biocine develops and markets novel adult and pediatric vaccines, including new vaccines under development for genital herpes, HCV, cytomegalovirus ("CMV") and HIV and a genetically engineered acellular pertussis vaccine on the market in Italy and in clinical trials in the United States and Europe. Chiron Vision develops and markets ophthalmic surgical products including instruments and devices used for the surgical correction of vision and an intraocular implant to deliver drugs into the eye. Chiron Technologies manages development of new technologies from the company's research including a new generation of chemical therapeutics being developed through advanced techniques of drug design and discovery and a program in gene therapy.

  In November 1994, Chiron entered into certain agreements with Ciba-Geigy Limited, a corporation organized under the laws of Switzerland, and certain of its affiliates (collectively, "Ciba") pursuant to which Ciba and Chiron formed a strategic alliance in the area of biotechnology and other new technologies in the field of human healthcare. Pursuant to these agreements, in January 1995, Ciba acquired approximately 49.5 percent of the outstanding Chiron Common Stock, in part through a tender offer for approximately 11.9 million shares of Chiron Common Stock. In addition, Chiron issued 6.6 million shares and paid $24 million in cash in exchange for all of the outstanding shares of common stock of CCD and Ciba's interests in The Biocine Company and JV Vax B.V. (of which Biocine S.p.A. is the primary operating subsidiary). Chiron and Ciba have also agreed, among other things, that Ciba will fund research and development programs at Chiron in the amount of up to $250 million (or, under certain circumstances, $300 million) through 1999, and that, at Chiron's request, from time to time through 2005, Ciba will subscribe for up to $500 million in additional shares of Chiron Common Stock. However, the specific programs to be funded are subject to Ciba's approval. In the event Chiron utilizes this research funding arrangement, Chiron will be obligated to offer to Ciba the opportunity to share in the market opportunities of any resulting products. In addition, Ciba and Chiron have agreed that, so long as Ciba owns equity securities representing at least 30 percent of the aggregate number of votes entitled to be voted in an election of directors of Chiron by all outstanding voting stock, Ciba will, if certain exercise conditions exist, have the right to purchase newly-issued shares of Chiron Common Stock (initially, up to a percentage of voting power equal to 49.9% or, under certain circumstances, a higher percentage as provided pursuant to such agreement). Ciba has also agreed to guarantee a $425 million credit facility for Chiron. In addition, Ciba and Chiron have entered into an agreement relating to the formation of potential future research and development collaborations, the marketing and manufacturing of bio-pharmaceutical and certain other pharmaceutical products and the potential sharing of technologies.

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  Chiron was incorporated in California in 1981 and reincorporated in Delaware in 1987. Its corporate headquarters are located at 4560 Horton Street, Emeryville, California 94608-2916, and its telephone number at that address is
(510) 655-8730.

  Viagene. Viagene is a biotechnology company pursuing the discovery, development and commercialization of gene transfer drugs for the treatment of severe viral infections, cancers and other diseases. Viagene was founded in February 1987 and was among the first biotechnology companies to enter the field of gene therapy. Viagene was incorporated in Delaware in 1987. Its corporate headquarters are located at 11055 Roselle Street, San Diego, California 92121, and its telephone number at that address is (619) 452-1288.

  Merger Sub. Merger Sub is a Delaware corporation and a wholly-owned subsidiary of Chiron formed to effect the Merger. Merger Sub's principal executive offices are located at 4560 Horton Street, Emeryville, California 94608-2916, and its telephone number at that address is (510) 655-8730.

SPECIAL MEETING OF STOCKHOLDERS

  The Special Meeting will be held at 1:00 p.m. (Pacific Daylight Time) on September 22, 1995 at the offices of Viagene, 11055 Roselle Street, San Diego, California. Only Viagene stockholders of record at the close of business on the Record Date (August 14, 1995) will be entitled to vote at the Special Meeting. The purpose of the Special Meeting is to consider and vote upon a proposal to approve and adopt the Merger Agreement and the Merger. See "The Special Meeting."

VOTES REQUIRED

  The affirmative vote of the holders of a majority of the shares of Viagene Common Stock outstanding on the Record Date is required to approve and adopt the Merger Agreement and the Merger. As of the Record Date, there were 11,316,653 shares of Viagene Common Stock outstanding and entitled to be voted at the Special Meeting.

  Pursuant to a Stockholders' Agreement dated as of April 23, 1995 (the "Stockholders' Agreement"), certain stockholders of Viagene, together holding an aggregate of 3,497,575 shares of Viagene Common Stock, or 30.9 percent of the shares of Viagene Common Stock outstanding on the Record Date, have agreed to vote their shares in favor of the Merger Agreement and the Merger. See "Certain Related Transactions--The Stockholders' Agreement."

  As of the Record Date, Chiron owned of record 1,955,556 shares of Viagene Common Stock, or approximately 17.3 percent of the outstanding shares of Viagene Common Stock. Chiron intends to vote such shares in favor of the Merger Agreement and the Merger. The directors and executive officers of Viagene beneficially owned, as of the Record Date, 2,728,656 shares, or approximately
24.1 percent, of the outstanding shares of Viagene Common Stock.

THE MERGER

  General. Upon consummation of the Merger, Viagene will merge with and into Merger Sub, Merger Sub will be the surviving corporation in the Merger (the "Surviving Corporation") and change its name to Viagene, Inc., and the separate corporate existence of Viagene will cease.

  Basis for Converting Viagene Common Stock. Subject to allocation and proration as described below, at the Effective Time (as defined below), each share of Viagene Common Stock issued and outstanding immediately prior to the Effective Time (other than shares owned by Chiron, Merger Sub or any other direct or indirect subsidiary of Chiron, and Dissenting Shares) will be converted into, and become exchangeable for, (i) $9.00 in cash (the "Cash Consideration") or (ii) 0.155 shares of Chiron Common Stock (as it may be increased in certain circumstances at Chiron's option, as described below, the "Stock Consideration," and, together with the Cash Consideration, the "Merger Consideration"). It is a condition to consummation of the Merger that opinions be obtained from Pillsbury Madison & Sutro and Sullivan & Cromwell with respect to certain tax consequences of

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the Merger (see "The Merger--Conditions to Consummation of the Merger" and "--
Certain Federal Income Tax Considerations"). In the event that such conditions are not fulfilled or waived, the Merger Agreement provides that Chiron, at its option, may increase the Stock Consideration on a pro rata basis to the extent necessary to permit such conditions to be fulfilled. See "The Merger--Basis for Converting Viagene Common Stock." Fractional shares of Chiron Common Stock will not be issued in connection with the Merger. A holder of Viagene Common Stock otherwise entitled to receive a fractional share of Chiron Common Stock will be paid cash in lieu of such fractional share. See "The Merger--Fractional Shares."

  Election Procedures. Subject to allocation and proration as described below, each record holder of shares of Viagene Common Stock (other than shares of Viagene Common Stock owned by Chiron, Merger Sub or any other direct or indirect subsidiary of Chiron, and Dissenting Shares) issued and outstanding immediately prior to the Election Deadline (as defined below) will be entitled to elect to receive in respect of each such share (i) Cash Consideration (a "Cash Election") or (ii) Stock Consideration (a "Stock Election") or to indicate that such record holder has no preference as to receipt of Cash Consideration or Stock Consideration for such shares (a "Non-Election"). Shares in respect of which a Non-Election is made (collectively, "Non-Election Shares") may be deemed by Chiron, in its sole discretion, to be shares in respect of which Cash Elections or Stock Elections have been made. All such elections are to be made on a form of election (the "Form of Election") to be mailed to Viagene stockholders of record as of the Record Date. Persons who become stockholders of Viagene after the Record Date may obtain copies of the Form of Election upon request from Continental Stock Transfer & Trust Company (the "Exchange Agent") either in writing to Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004 or by telephone at (212) 509-4000, extension 227. To be effective, a Form of Election must be (i) properly completed, signed and submitted to the Exchange Agent at 2 Broadway, New York, New York 10004 by 5:00 p.m., Eastern Daylight Time, on the business day that is two trading days prior to the Effective Time (which date will be publicly announced by Chiron as soon as practicable but in no event less than five trading days prior to the Effective Time) (the "Election Deadline") and (ii) accompanied by the certificates representing the shares of Viagene Common Stock as to which the election is being made (or by an appropriate guarantee of delivery of such certificates by a commercial bank or trust company in the United States or a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc., provided such certificates are in fact delivered to the Exchange Agent within eight trading days after the date of execution of such guarantee of delivery (a "Guaranteed Delivery")). Should Chiron exercise its option to increase the number of shares to preserve the tax-free reorganization status of the Merger, Viagene will mail a supplemental Proxy Statement-Prospectus to stockholders describing the exercise of the option and providing information regarding the new Election Deadline. Chiron will issue a press release regarding the exercise of the option no later than the date of the mailing of the supplemental Proxy Statement-Prospectus describing the election to issue additional shares and stating the new Election Deadline (which will be at least 15 business days after mailing). Holders of record of shares of Viagene Common Stock who hold such shares as nominees, trustees or in other such representative capacities may submit multiple Forms of Election. Chiron will determine, in its sole and absolute discretion, which authority it may delegate in whole or in part to the Exchange Agent, whether Forms of Election have been properly completed, signed and submitted or revoked. The decision of Chiron (or the Exchange Agent, as the case may be) in such matters will be conclusive and binding. Neither Chiron nor the Exchange Agent will be under any obligation to notify any person of any defect in a Form of Election submitted to the Exchange Agent. A HOLDER OF SHARES OF VIAGENE COMMON STOCK THAT DOES NOT SUBMIT AN EFFECTIVE FORM OF ELECTION PRIOR TO THE ELECTION DEADLINE WILL BE DEEMED TO HAVE MADE A NON-ELECTION.

  If any holder of shares of Viagene Common Stock who demands appraisal of his or her shares fails to perfect, or effectively withdraws or loses, his or her right to appraisal, as provided in the Delaware General Corporation Law (the "DGCL"), the shares of Viagene Common Stock of such stockholder will be deemed to be Non-Election Shares in accordance with the Merger Agreement. See "Appraisal Rights."

  An election may be revoked, but only by written notice received by the Exchange Agent prior to the Election Deadline. Any certificates representing shares of Viagene Common Stock that have been submitted to the Exchange Agent in connection with an election will be returned without charge to the holder thereof in the

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event such election is revoked and such holder requests in writing the return of such certificates. Upon any such revocation, unless a duly completed Form of Election is thereafter submitted, such shares of Viagene Common Stock will be deemed to be Non-Election Shares.

  The Effective Time is currently expected to occur on or about September 29, 1995. However, the Effective Time could occur on the same day approval of the Merger by stockholders of Viagene is obtained. Accordingly, Viagene stockholders are urged to deliver a properly completed Form of Election together with the applicable stock certificates (or provide for Guaranteed Delivery) to the Exchange Agent no later than 5:00 p.m., Eastern Daylight Time, on September 19, 1995 in order to ensure that their Forms of Election will be received prior to the Election Deadline.

  IN MAKING A STOCK ELECTION OR A CASH ELECTION, VIAGENE STOCKHOLDERS SHOULD CONSIDER THAT BECAUSE THE STOCK CONSIDERATION HAS BEEN FIXED AT 0.155 SHARES OF CHIRON COMMON STOCK FOR EACH SHARE OF VIAGENE COMMON STOCK, AND BECAUSE THE MARKET PRICE OF CHIRON COMMON STOCK IS SUBJECT TO FLUCTUATION, THE MARKET VALUE OF THE SHARES OF CHIRON COMMON STOCK THAT HOLDERS OF VIAGENE COMMON STOCK MAY RECEIVE IN THE MERGER FOR EACH SHARE OF VIAGENE COMMON STOCK MAY BE LESS THAN, EQUAL TO, OR GREATER THAN THE CASH CONSIDERATION OF $9.00. IN ADDITION, BECAUSE OF SUCH FLUCTUATIONS IN THE MARKET VALUE OF CHIRON COMMON STOCK, THE MARKET VALUE OF THE SHARES OF CHIRON COMMON STOCK THAT HOLDERS OF VIAGENE COMMON STOCK MAY RECEIVE IN THE MERGER MAY INCREASE OR DECREASE FOLLOWING THE EFFECTIVE TIME. VIAGENE STOCKHOLDERS ARE ALSO URGED TO CONSIDER THE DIFFERING FEDERAL INCOME TAX CONSEQUENCES IN MAKING THEIR ELECTION, AS DISCUSSED BELOW.

  AN ELECTION TO RECEIVE STOCK CONSIDERATION OR CASH CONSIDERATION MAY NOT BE HONORED WITH RESPECT TO ALL SHARES OF VIAGENE COMMON STOCK HELD BY A VIAGENE STOCKHOLDER DUE TO THE PRORATION PROVISIONS OF THE MERGER AGREEMENT, AS DISCUSSED BELOW. ACCORDINGLY, VIAGENE STOCKHOLDERS MAY NOT RECEIVE ANY OR ALL OF THE MERGER CONSIDERATION IN THE FORM REQUESTED.

  Proration. The maximum number of shares of Viagene Common Stock (the "Cash Election Number") to be converted into the right to receive Cash Consideration in the Merger will be equal to the product of (i) 0.40 times (ii) the total number of shares of Viagene Common Stock (other than shares owned by Chiron, Merger Sub or any other direct or indirect subsidiary of Chiron) outstanding at the Effective Time. The number of shares of Viagene Common Stock to be converted into the right to receive Stock Consideration in the Merger (the "Stock Election Number") will be equal to the number of shares of Viagene Common Stock issued and outstanding immediately prior to the Effective Time less the sum of (i) the Cash Election Number plus (ii) the number of shares of Viagene Common Stock held by Chiron, Merger Sub or any other direct or indirect subsidiary of Chiron plus (iii) the number of Dissenting Shares.

  In the event that the aggregate number of shares of Viagene Common Stock in respect of which Cash Elections have been made ("Cash Election Shares") exceeds the Cash Election Number, all shares of Viagene Common Stock in respect of which Stock Elections have been made ("Stock Election Shares") and all Non-Election Shares in respect of which Stock Elections are deemed to have been made, will be converted into the right to receive Stock Consideration, and all Cash Election Shares will be converted into the right to receive Stock Consideration or Cash Consideration as follows: (i) Cash Election Shares will be deemed converted to Stock Election Shares, on a pro rata basis for each record holder of shares of Viagene Common Stock with respect to those shares of Viagene Common Stock, if any, of such record holder that are Cash Election Shares, so that the number of Cash Election Shares so converted, when added to the other Stock Election Shares and Non-Election Shares in respect of which Stock Elections are deemed to have been made, will equal as closely as practicable the Stock Election Number, and all such Cash Election Shares so converted will be converted into the right to receive Stock Consideration (and cash in lieu of fractional shares) and (ii) any remaining Cash Election Shares will be converted into the right to receive Cash Consideration.

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  In the event that the aggregate number of Stock Election Shares exceeds the
Stock Election Number, all Cash Election Shares and all Non-Election Shares in respect of which Cash Elections are deemed to have been made will be converted into the right to receive Cash Consideration, and all Stock Election Shares will be converted into the right to receive Stock Consideration or Cash Consideration in the following manner: (i) Stock Election Shares will be deemed converted into Cash Election Shares, on a pro rata basis for each record holder of shares of Viagene Common Stock with respect to those shares of Viagene Common Stock, if any, of such record holder that are Stock Election Shares, so that the number of Stock Election Shares so converted, when added to the other Cash Election Shares and Non-Election Shares in respect of which Cash Elections are deemed to have been made, will equal as closely as practicable the Cash Election Number, and all such shares of Viagene Common Stock so converted will be converted into the right to receive Cash Consideration and (ii) the remaining Stock Election Shares will be converted into the right to receive Stock Consideration (and cash in lieu of fractional shares).

  The number of Cash Election Shares or Stock Election Shares cannot be determined until the Effective Time. However, the following table demonstrates the impact of the pro rata adjustments should an excess Cash Election or Stock Election occur.

                                                                      STOCK
                                                                    ELECTION
                                                    CASH ELECTION SHARES EXCEED
                                                    SHARES EXCEED     STOCK
                                                    CASH ELECTION   ELECTION
          NUMBER OF VIAGENE COMMON SHARES              NUMBER        NUMBER
          -------------------------------           ------------- -------------
Outstanding Shares of Viagene Common
 Stock on August 14, 1995 (1).....................    9,361,097     9,361,097
Cash Election Number (2)..........................    3,744,439     3,744,439
Cash Election Shares (3)..........................    5,000,000     2,361,097
Stock Election Number (4).........................    5,616,657     5,616,657
Stock Election Shares (5).........................    4,361,097     7,000,000
Cash Election Shares Converted to Stock Election
 Shares--Number/Percentage (6)....................  1,255,561/25%      --
Stock Election Shares Converted to Cash Election
 Shares--Number/Percentage (7)....................       --       1,383,343/20%

--------
(1) Excludes shares of Viagene Common Stock held by Chiron, Merger Sub or any other direct or indirect subsidiary of Chiron.
(2) Calculated as 0.40 times 9,361,097.
(3) Represents the number of shares of Viagene Common Stock as to which Cash Elections are made, prior to any conversion of Cash Election Shares to Stock Election Shares pursuant to the Merger Agreement.
(4) Calculated as 9,361,097 minus the Cash Election Number and assuming there are no Dissenting Shares.
(5) Represents the number of shares of Viagene Common Stock as to which Stock Elections are made, prior to any conversion of Stock Election Shares to Cash Election Shares pursuant to the Merger Agreement.
(6) Approximately 25% (i.e., 1,255,561/5,000,000) of the Cash Election Shares of each Viagene Stockholder will be converted to Stock Election Shares.
(7) Approximately 20% (i.e., 1,383,343/7,000,000) of the Stock Election Shares of each Viagene Stockholder will be converted to Cash Election Shares.

  The foregoing is for illustrative purposes only and is not intended to indicate the actual number of shares of Viagene Common Stock that will be outstanding at the Effective Time or the number of Stock Election Shares, Cash Election Shares or Stock Election Shares that will be converted into Cash Election Shares, each of which will depend on numerous factors and may be larger or smaller than the numbers assumed.

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REASONS FOR THE MERGER; RECOMMENDATION OF VIAGENE BOARD OF DIRECTORS

  The Viagene Board of Directors (the "Viagene Board") has approved the Merger Agreement and has determined that the Merger is in the best interests of Viagene and its stockholders. THE VIAGENE BOARD THEREFORE RECOMMENDS THAT VIAGENE'S STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER. The recommendation of the Viagene Board is based on a number of factors discussed in this Proxy Statement-Prospectus. See "The Special Meeting--Recommendation of Viagene Board of Directors" and "The Merger-- Background of and Reasons for the Merger." For information on the interests of certain officers and directors of Viagene in the Merger, see "The Merger-- Interests of Certain Persons in the Merger."

OPINION OF FINANCIAL ADVISOR

  Alex. Brown & Sons Incorporated ("Alex. Brown") has served as financial advisor to Viagene in connection with the Merger and has delivered an opinion to the Viagene Board that, as of August 15, 1995 and subject to certain assumptions, factors and limitations set forth in such opinion, the consideration to be received by Viagene stockholders in the Merger was fair to such stockholders from a financial point of view. See "The Merger--Opinion of Financial Advisor." The full text of the opinion of Alex. Brown dated August 15, 1995 which sets forth, among other things, the assumptions made, matters considered and limitations of the review undertaken, is attached as Appendix C to this Proxy Statement-Prospectus.

EFFECTIVE TIME

  The Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware (the "Effective Time"). If the Merger is approved by the stockholders of Viagene, subject to certain conditions described herein, the Effective Time currently is expected to occur on or about September 29, 1995.

PROCEDURES FOR EXCHANGE OF CERTIFICATES

  Viagene stockholders who wish to submit a Form of Election should deliver their stock certificates (or provide for Guaranteed Delivery) together with such Form of Election to the Exchange Agent. Stock certificates should not be sent to Viagene or Chiron. If a stockholder does not submit such stockholder's stock certificates with a properly completed Form of Election (or provide for, and comply with the requirements of, Guaranteed Delivery), then, promptly after the Effective Time, a letter of transmittal and instructions for surrendering stock certificates will be mailed to each such stockholder for use in exchanging such stockholder's stock certificates for certificates evidencing Chiron Common Stock or cash, including cash in lieu of fractional shares.

  As of the Effective Time, Chiron will deposit or cause to be deposited with the Exchange Agent the applicable amounts of Chiron Common Stock and cash that constitute the Merger Consideration. Because the Election Deadline is the business day that is two trading days prior to the Effective Time and a Guaranteed Delivery permits the delivery of stock certificates within eight trading days after the execution of the applicable notice of guaranteed delivery, the Merger Consideration will not be distributed until at least six trading days after the Effective Time.

CONDITIONS

  Consummation of the Merger is subject to various conditions, any or all of which may be waived in whole or in part by Chiron or Viagene, as the case may be, to the extent permitted by applicable law. Such conditions include, among others: (i) receipt of the stockholder approval solicited hereby, (ii) expiration or termination of the waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (iii) effectiveness of the Registration Statement of which this Proxy Statement-Prospectus forms a part, (iv) the condition that the number of Dissenting Shares shall not exceed 5 percent of the total number of outstanding shares of Viagene Common Stock, and (v) receipt by each of Chiron and Viagene of an opinion of its respective counsel with respect to certain tax consequences of the Merger. See "The Merger--Conditions to Consummation of the Merger."

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REGULATORY APPROVALS

  Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions, including the Merger, may not be consummated unless certain waiting period requirements have been satisfied. On June 23, 1995, the Notification and Report Forms required pursuant to the HSR Act were filed by Chiron and Viagene with the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC for review in connection with the Merger. The applicable waiting period expired at 11:59 p.m., Eastern Daylight Time, on July 23, 1995.

  Neither Chiron nor Viagene is aware of any other material governmental or regulatory approvals required for consummation of the Merger.

ACQUISITION PROPOSALS

  Pursuant to the Merger Agreement, Viagene has agreed that it will not (and it will use its best efforts to cause its officers, directors, employees, representatives and agents not to), directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group concerning any merger, tender offer or exchange offer involving Viagene or the sale of all or a significant portion of the assets, or the sale of shares of capital stock or debt securities of Viagene, or any similar transaction involving Viagene (collectively, an "Acquisition Proposal"). Viagene has also agreed that it would immediately cease any existing activities, discussions or negotiations with any parties conducted prior to the date of the Merger Agreement with respect to any of the foregoing. Notwithstanding the foregoing, the Merger Agreement provides that Viagene may (i) furnish information concerning its business, properties or assets pursuant to appropriate confidentiality agreements in response to an unsolicited request after the date of the Merger Agreement and (ii) negotiate and participate in discussions and negotiations with any entity or group concerning an Acquisition Proposal if such entity or group has submitted a bona fide written proposal to the Viagene Board relating to any such transaction which the Viagene Board determines represents a Superior Proposal if, in the opinion of the Viagene Board, after receipt of advice from outside legal counsel to Viagene, the failure to engage in such discussions or negotiations would cause the Viagene Board to violate its fiduciary duties to Viagene's stockholders under applicable law. A "Superior Proposal" is defined as any bona fide Acquisition Proposal to merge with Viagene or to acquire, directly or indirectly, a material equity interest in or a significant amount of voting securities or assets of Viagene for consideration consisting of cash and/or securities, and otherwise on terms which the Viagene Board determines in its good faith reasonable judgment (based on the advice of a financial advisor of nationally recognized reputation) to provide greater aggregate value to Viagene's stockholders than the Merger. See "The Merger--Acquisition Proposals."

TERMINATION OF THE MERGER AGREEMENT

  The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval and adoption by the stockholders of Viagene, (a) by the mutual consent of the Boards of Directors of Chiron and Viagene, (b) by either Chiron or Viagene (i) if any court or other governmental entity of competent jurisdiction in the United States shall have issued, enacted, promulgated, enforced or entered an order, statute, decree, ruling or regulation or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, statute, decree, ruling, regulation or other action shall have become final and nonappealable or (ii) if the Merger shall not have been consummated by October 31, 1995 (or, in the event that the only condition not satisfied is expiration or termination of the applicable waiting period under the HSR Act, December 31, 1995), (c) by Viagene
(i) if there should be any material breach of Chiron's representations, warranties or covenants contained in the Merger Agreement, which breach shall not be cured within ten days of written notice thereof or (ii) to allow Viagene to enter into an agreement which the Viagene Board determines to be a Superior Proposal, (d) by Chiron if the Viagene Board shall have (i) withdrawn or modified, or proposed to withdraw or modify, in a manner adverse to Chiron, its approval or recommendation of the Merger Agreement or the Merger, (ii) solicited, approved or recommended, or proposed to solicit, approve or recommend, any Acquisition Proposal or (iii) approved or authorized Viagene's entering into any agreement with respect to any

Acquisition Proposal or (e) by Chiron if Viagene fails to comply in any material respect with the covenants contained in the Merger Agreement.

  Viagene has agreed to pay to Chiron in cash a termination fee of $2,000,000 under certain circumstances, including if the Merger Agreement has been terminated for the reasons described in clauses (c)(ii) or (d) of the preceding paragraph, if any entity or group shall have become the beneficial owner of 20 percent or more of the outstanding shares of Viagene Common Stock or if the Viagene stockholders shall have failed to vote in favor of the Merger.

  See "The Merger--Termination; Termination Fee; Amendment and Waiver."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Certain members of Viagene's management and the Viagene Board have interests in the Merger in addition to their interests, if any, as stockholders of Viagene generally. These include interests pertaining to Executive Compensation Agreements between Viagene and certain officers of Viagene providing for severance payments upon resignation or termination following the Merger, the acceleration of vesting of stock options held by members of management and certain provisions in the Merger Agreement providing for indemnification of Viagene directors, officers and employees. See "The Merger--Interests of Certain Persons in the Merger."

  As of August 14, 1995, Chiron and certain stockholders of Viagene holding in the aggregate 30.9 percent of the outstanding shares of Viagene Common Stock have executed and delivered the Stockholders' Agreement pursuant to which each of such stockholders has granted to Chiron an option to purchase the shares held by such stockholder for consideration consisting of $3.60 in cash per share of Viagene Common Stock (which represents 40 percent of the Cash Consideration of $9.00) and 0.093 shares of Chiron Common Stock per share of Viagene Common Stock (which represents 60 percent of the Stock Consideration of
0.155 shares), subject to termination of the Merger Agreement pursuant to its terms and certain other conditions.

  Pursuant to the Stockholders' Agreement, the stockholders that are parties thereto have also agreed to vote their shares in favor of the Merger and grant Chiron an irrevocable proxy in connection therewith.

  See "Certain Related Transactions--The Stockholders' Agreement."

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  It is intended that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and, accordingly, for federal income tax purposes no gain or loss will be recognized by either Viagene or Chiron as a result of the Merger. Consummation of the Merger is conditioned upon receipt by Chiron of an opinion of Sullivan & Cromwell, special counsel for Chiron, and receipt by Viagene of an opinion by Pillsbury Madison & Sutro, counsel for Viagene, substantially to this effect. A citizen or resident of the United States or a domestic corporation (a "U.S. Holder") who holds Viagene Common Stock and exchanges such stock solely for cash generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. Holder's adjusted tax basis in the Viagene Common Stock. A U.S. Holder of Viagene Common Stock, who, pursuant to the Merger, exchanges such U.S. Holder's Viagene Common Stock solely for Chiron Common Stock will not recognize any gain or loss upon such exchange, except to the extent of cash received in lieu of fractional shares. A U.S. Holder of Viagene Common Stock who, pursuant to the Merger, exchanges such U.S. Holder's Viagene Common Stock for a combination of Chiron Common Stock and cash will realize gain or loss equal to the difference between the fair market value of the Chiron Common Stock, plus the amount of cash received, and the U.S. Holder's adjusted tax basis in the Viagene Common Stock surrendered therefor. Such U.S. Holder's gain, if any, will be recognized, however, only to the extent of the cash received by such U.S. Holder; any loss will not be recognized. For purposes of determining the character of any such recognized gain, such U.S. Holder will be treated as having received only Chiron Common Stock in exchange for such U.S. Holder's Viagene Common Stock, and, immediately thereafter, having such Chiron Common Stock redeemed to the extent of the cash actually received by such U.S. Holder. Under Section 302 of the Internal Revenue Code of 1986, as amended (the "Code"), any recognized gain will be capital gain if, after giving effect to the constructive ownership rules of the Code, such deemed redemption is "substantially disproportionate" with respect to such U.S. Holder or is "not essentially equivalent to a dividend." For a discussion of these and other Federal income tax considerations in connection with the Merger, see "the Merger--Certain Federal Income Tax Considerations."

ACCOUNTING TREATMENT

  If the Merger is consummated, Chiron intends to account for the Merger under the purchase method of accounting.

APPRAISAL RIGHTS

  In connection with the Merger, a holder of shares of Viagene Common Stock will be entitled to demand appraisal rights in respect of such shares of Viagene Common Stock subject to satisfaction by such stockholder of the conditions for appraisal rights established by Section 262 of the DGCL. Section 262 of the DGCL is set forth in full in Appendix B hereto. See "Appraisal Rights." It is a condition to consummation of the Merger that the number of Dissenting Shares shall not exceed 5 percent of the total number of outstanding shares of Viagene Common Stock. See "The Merger--Conditions to Consummation of the Merger."

COMPARATIVE STOCK PRICE INFORMATION

  Viagene Common Stock and Chiron Common Stock are included for quotation in the Nasdaq National Market (symbols: VIGN and CHIR, respectively). The following table sets forth the quarterly high and low closing sales prices of shares of Viagene and Chiron Common Stock as reported in the Nasdaq National Market, during the first three quarters of 1995 through August 14, 1995, and on a quarterly basis for the two years ended December 31, 1994 and 1993:

                                   1995                        1994                            1993
                          ----------------------- ------------------------------- -------------------------------
                           THIRD  SECOND   FIRST  FOURTH   THIRD  SECOND   FIRST  FOURTH   THIRD  SECOND   FIRST
                          QUARTER QUARTER QUARTER QUARTER QUARTER QUARTER QUARTER QUARTER QUARTER QUARTER QUARTER
                          ------- ------- ------- ------- ------- ------- ------- ------- ------- ------- -------
Viagene
 High...................  11 3/4   9 1/2   7 1/8   4       4 9/16  8 7/8  10 1/4   9 5/8     --      --      --
 Low....................   9 1/4   5 3/8   3 3/4   3 3/8   3 5/8   4 1/2   8 5/8   8 7/8     --      --      --
Chiron
 High...................  89 1/2  67 3/4  80 3/8  80 1/2  73 5/16 69 1/4  95 1/8  85 1/2  74 7/8  64 1/4     58
 Low....................  63 1/2  48 1/2  53 1/2  57 3/4  51 7/8  54 1/2  65 3/4  75 3/4  58 3/8  41 1/8  45 5/8

  On April 21, 1995, the last full trading day prior to public announcement of execution of the Merger Agreement, the closing sales prices per share reported on the Nasdaq National Market for Viagene Common Stock and Chiron Common Stock were $5.375 and $56.50, respectively. On August 14, 1995, the closing sales prices per share reported on the Nasdaq National Market for Viagene Common Stock and Chiron Common Stock were $11.75 and $88.50, respectively.

SELECTED HISTORICAL FINANCIAL DATA

 Chiron

  The following table sets forth selected consolidated financial data of Chiron and its subsidiaries as of and for each of the five years in the period ended December 31, 1994, and as of and for the six-month period ended June 30, 1995 and for the six-month period ended June 30, 1994. The following selected consolidated financial data for Chiron and its subsidiaries as of and for each of the five years in the period ended December 31, 1994 are derived from Chiron's audited consolidated financial statements. The following selected financial data as of and for the six-month period ended June 30, 1995 and for the six-month period ended June 30, 1994 are derived from unaudited financial statements and include, in the opinion of management, all adjustments (consisting of normal recurring accruals) necessary to present fairly the financial condition and results of operations for such periods. This data should be read in conjunction with the consolidated financial statements and notes thereto of Chiron and its subsidiaries incorporated by reference in this Proxy Statement-Prospectus.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                              SIX MONTHS
                            ENDED JUNE 30,                 YEAR ENDED DECEMBER 31,
                          -------------------- ---------------------------------------------------
                             1995       1994      1994       1993      1992      1991       1990
                          ----------  -------- ----------  --------  --------  ---------  --------
CONSOLIDATED STATEMENT
 OF OPERATIONS DATA:
 Total revenues.........  $  499,997  $191,492 $  453,979  $317,535  $246,260  $ 141,498  $ 99,087
 Other income (expense),
  net...................      (3,499)      709    (10,403)    7,949     6,973     12,997     5,305
 Income (loss) before
  extraordinary item....    (384,949)    9,927     18,325    18,384   (92,595)  (444,650)    4,536
 Net income (loss)......    (384,949)    9,927     18,325    18,384   (99,252)  (444,650)    7,911
 Income (loss) per share
  before extraordinary
  item..................       (9.60)     0.29       0.53      0.55     (3.07)    (22.54)     0.26
 Net income (loss) per
  share.................       (9.60)     0.29       0.53      0.55     (3.29)    (22.54)     0.45
 Shares used in
  computing per share
  amounts...............      40,086    34,334     34,293    33,681    30,200     19,724    17,675
 Cash dividends paid....         --        --         --        --        --         --        --
                                                                DECEMBER 31,
                           JUNE 30,            ---------------------------------------------------
                             1995                 1994       1993      1992      1991       1990
                          ----------           ----------  --------  --------  ---------  --------
CONSOLIDATED BALANCE
 SHEET DATA:
 Working capital........  $  242,772           $  314,174  $256,419  $250,874  $ 486,826  $156,279
 Total assets...........   1,490,053            1,049,742   968,597   701,115    907,162   277,535
 Long term debt,
  excluding current
  portion...............     406,548              338,061   332,991   110,681    247,466   126,116
 Accumulated deficit....    (960,185)            (575,236) (593,561) (611,945)  (511,783)  (67,133)
 Stockholders' equity...     662,470              572,631   522,289   478,681    505,617   121,186

 Viagene

  The following table sets forth selected financial data of Viagene as of and for each of the five years in the period ended December 31, 1994, and as of and for the six-month period ended June 30, 1995 and for the six-month period ended June 30, 1994. The following selected financial data for Viagene as of and for each of the five years in the period ended December 31, 1994 are derived from Viagene's audited financial statements. The following selected financial data as of and for the six-month period ended June 30, 1995 and for the six-month period ended June 30, 1994 are derived from unaudited financial statements and include, in the opinion of management, all adjustments (consisting of normal recurring accruals) necessary to present fairly the financial condition and results of operations for such periods. This data should be read in conjunction with the financial statements and notes thereto of Viagene incorporated by reference in this Proxy Statement-Prospectus.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                             SIX MONTHS
                           ENDED JUNE 30,            YEAR ENDED DECEMBER 31,
                          -----------------  --------------------------------------------
                            1995     1994      1994     1993     1992     1991     1990
                          --------  -------  --------  -------  -------  -------  -------
STATEMENT OF OPERATIONS
 DATA:
 Research and
  development revenue...  $ 5,762   $ 6,040  $ 12,895  $ 9,448  $ 8,400  $ 4,501  $   --
 Net loss...............   (9,358)   (3,934)  (10,912)  (5,685)  (3,093)  (1,950)  (4,040)
 Net loss per share.....    (0.84)    (0.36)    (0.99)   (0.80)   (0.49)   (0.37)   (1.00)
 Shares used in
  computing per share
  net loss..............   11,159    10,929    10,979    7,136    6,272    5,326    4,039
 Cash dividends declared
  per share.............      --        --        --       --       --       --       --
                                                           DECEMBER 31,
                          JUNE 30,           --------------------------------------------
                            1995               1994     1993     1992     1991     1990
                          --------           --------  -------  -------  -------  -------
BALANCE SHEET DATA:
 Cash and investments...  $20,976            $ 29,088  $38,350  $ 4,751  $ 3,661  $ 2,547
 Total assets...........   31,757              41,250   42,649    8,171    6,526    3,350
 Long-term portion of
  obligations under
  capital leases........    4,200               4,965      943      618      --       --
 Total stockholders'
  equity................   20,173              29,216   37,123    6,862    5,849    3,114

SELECTED PRO FORMA COMBINED FINANCIAL DATA

  The following tables set forth certain unaudited pro forma condensed combined financial information for Chiron after giving effect to the acquisition of Viagene, as if it had been consummated, with respect to statement of operations data, at the beginning of the periods presented, or, with respect to balance sheet data, as of the date presented. The Merger will be accounted for under the purchase method of accounting. The information presented is derived from, should be read in conjunction with, and is qualified in its entirety by reference to, the unaudited pro forma condensed combined financial data and the notes thereto appearing elsewhere in this Proxy Statement-Prospectus and the separate historical financial statements and the notes thereto incorporated in this Proxy Statement-Prospectus by reference. The unaudited pro forma condensed combined financial data have been included for comparative purposes only and do not purport to be indicative of the results of operations or financial position which actually would have been obtained if the Merger had been effected at the beginning of the periods or as of the date indicated or of Chiron's future financial position or results of operations. See "Incorporation of Certain Documents by Reference," "--Selected Historical Financial Data," "Comparative Per Share Information" and "Unaudited Pro Forma Combined Condensed Financial Statements."

                                   PRO FORMA
                       AFTER GIVING EFFECT TO THE MERGER

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                      SIX MONTHS    YEAR ENDED
                                                         ENDED     DECEMBER 31,
                                                     JUNE 30, 1995     1994
                                                     ------------- ------------
                                                          (1)          (1)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
  Total revenues....................................  $   504,713    $968,568
  Other expense, net................................       (3,774)     (7,621)
  Income (loss) before nonrecurring charges.........     (394,695)     19,865
  Income (loss) before nonrecurring charges per
   share............................................        (9.61)       0.47
  Shares used in computing per share amounts........       41,061      41,868
                                                     JUNE 30, 1995
                                                     -------------
                                                          (1)
CONSOLIDATED BALANCE SHEET DATA:
  Working capital...................................  $   223,502
  Total assets......................................    1,466,055
  Long-term debt, excluding current portion.........      410,748
  Accumulated deficit...............................   (1,082,802)
  Stockholders' equity..............................      623,632

--------
(1) The pro forma statement of operations data for the year ended December 31, 1994 also include the impact of the acquisition, which was effective January 1, 1995, from Ciba of CCD, and Ciba's interests in JV Vax B.V. and The Biocine Company in a transaction accounted for as a purchase. The pro forma statement of operations data for the year ended December 31, 1994 have been prepared assuming the acquisitions of Viagene, CCD, and Ciba's interests in JV Vax B.V. and The Biocine Company occurred as of January 1, 1994. The pro forma statement of operations data for the six months ended June 30, 1995 have been prepared assuming the acquisition of Viagene occurred as of January 1, 1995, and the pro forma balance sheet data have been prepared assuming the acquisition of Viagene occurred as of June 30, 1995. The financial positions and results of operations of CCD, The Biocine Company and JV Vax B.V. are included in Chiron's historical consolidated balance sheet and statement of operations as of and for the six months ended June 30, 1995, as the acquisition of these entities was effective as of January 1, 1995. Excluded from the Consolidated Statement of Operations Data are nonrecurring charges related to the write-off of acquired in-process technology from the Viagene acquisition of $122.6 million which is a loss of $2.93 per share for the year ended December 31, 1994 and a loss of $2.99 per share for the six months ended June 30, 1995.

                                  THE MERGER

  The following is a summary of the material terms of the Merger Agreement. For additional information, reference is made to the Merger Agreement, which is reprinted in its entirety as Appendix A to this Proxy Statement-Prospectus.

  Upon consummation of the Merger, Viagene will merge with and into Merger Sub, Merger Sub will be the Surviving Corporation in the Merger and change its name to Viagene, Inc., and the separate corporate existence of Viagene will cease.

BACKGROUND OF AND REASONS FOR THE MERGER

  Viagene's business strategy is to develop and commercialize, both independently and in collaboration with well-established pharmaceutical and biotechnology companies, a broad product portfolio based upon its gene transfer technology. As part of its strategy, Viagene has identified and entered into various arrangements with corporate collaborators, licensors, licensees and others.

 Agreements between Viagene and Chiron.

  In November 1993, Viagene and Chiron entered into an agreement (the "Collaboration Agreement") to collaborate on the development of certain gene transfer products for the prevention and treatment of cancer and to develop gene therapy drug activation technology for the prevention and treatment of a broad range of human diseases. The research and development program (the "R&D Program") is directed by a management committee composed of an equal number of representatives from Viagene and Chiron. The management committee is responsible for approving all funding under the R&D Program.

  Under the Collaboration Agreement, Viagene is responsible for funding the first $12 million of approved expenditures under the collaboration, Chiron is responsible for funding the second $12 million of approved collaboration expenditures and the parties will equally fund all approved expenditures in excess of $24 million. Viagene is primarily responsible for performing research and development work up to the filing of an Investigational New Drug application ("IND") for each product being jointly developed. Chiron is primarily responsible for conducting all clinical studies and for product registration. As of June 30, 1995, Viagene has funded $9.6 million of research costs under the Collaboration Agreement. Pursuant to the terms of the Collaboration Agreement, Viagene will have an exclusive worldwide right to manufacture and supply, and Chiron will have an exclusive worldwide right to market, all products developed under the Collaboration Agreement. The price at which Viagene will sell such products to Chiron or its sublicensees is a specified percentage of the end selling price of each product sold by Chiron. Chiron has the right to terminate the collaboration at any time by giving 180 days' prior written notice. Upon termination, Chiron's obligation to make ongoing funding payments would cease. Viagene has a similar right to terminate the collaboration but only after the parties have spent a total of $24 million on their collaborative research and development effort. Upon termination of the collaboration, Chiron will have the right to continue to develop and commercialize certain of the products being developed under the collaboration. In addition, in the event of any proposed sale of all or substantially all of the assets of Viagene, or any merger or similar transaction involving Viagene, Chiron has the right to terminate the R&D Program and acquire a non-exclusive license for certain Viagene technology necessary to the independent continuation of certain product development activities under the Collaboration

Agreement. Further, in such event Viagene would not be able to acquire rights to some of the genes with respect to which the Collaboration Agreement provides certain rights to Viagene and, as a result, Viagene would likely have to terminate development of such products.

  In connection with the Collaboration Agreement and pursuant to a Stock and Warrant Purchase Agreement (the "Stock and Warrant Purchase Agreement"), Chiron acquired 1,955,556 shares of Viagene Common Stock and warrants to purchase an additional 2,750,000 shares of Viagene Common Stock (the "Chiron Warrant") at an exercise price of $11.00 per share. In addition, Viagene agreed that, so long as Chiron holds at least 15 percent of the outstanding shares of Viagene's voting stock, Chiron would be entitled to appoint a representative to the Viagene Board. However, to date, Chiron has not appointed such a representative. As of August 14, 1995, Chiron held of record 1,955,556 shares of Viagene Common Stock, owned a warrant to purchase up to 2,750,000 shares of Viagene Common Stock (which was exercisable for 1,204,655 shares of Viagene Common Stock on such date) and, pursuant to the Stockholders' Agreement, had the option to acquire, under certain circumstances, and the right to obtain proxies with respect to, an additional 3,497,575 shares of Viagene Common Stock.

 Background of the Merger.

  During the summer of 1994, the Viagene Board had discussions regarding (i) the apparent revaluation of the biotechnology industry by the capital markets which resulted in a marked decrease in the prices of biotechnology stocks, including Viagene Common Stock, (ii) the scientific advances and discoveries being made by Viagene and the capital required to exploit such discoveries,
(iii) methods for improving communication of Viagene's significant scientific discoveries in a manner that would be appreciated by the public capital markets, (iv) the status of various human clinical trials for Viagene's HIV ImmunoTherapeutic and cancer products and the ongoing funding requirements for such trials, (v) the substantial dilutive effect to Viagene's existing stockholders of any financing activity given the public capital markets' then depressed valuation of Viagene Common Stock, and (vi) the fact that Viagene's cash would be largely utilized by the end of 1996, assuming no new collaborations or financings during the interim. In view of these issues, the Viagene Board considered the possible advantages to Viagene and its stockholders of a strategic business combination and discussed candidates that might be suitable.

  Acting upon these considerations, management of Viagene met, on several occasions during the summer of 1994, with a viral vector company regarding a potential merger. Viagene also met, on two occasions in September 1994, with a liposome company regarding a potential merger.

  At a meeting in November 1994, the Viagene Board appointed several directors (Mr. David F. Hale, Chairman of the Viagene Board, Mr. Paul H. Klingenstein and Dr. Richard S. Schneider) as a negotiating committee (the "Negotiating Committee") to act on behalf of the Viagene Board for the purpose of conducting preliminary discussions with potential strategic business combination candidates. The Board also briefly discussed Chiron as a possible strategic partner in light of Chiron's announced intent to form a partnership with Ciba and the industry's perception that Chiron intended to use capital resources resulting from such a partnership to fund biotechnology companies with technology considered by Chiron to be attractive.

  On November 25, 1994, the Viagene Board adopted a stockholder rights plan (the "Viagene Rights Plan") pursuant to which rights to purchase shares of Viagene's Series A Participating Preferred Stock (the "Viagene Rights") were issued. The Viagene Rights are generally exercisable upon the acquisition of, or announcement of a tender offer which if consummated would result in the acquisition of, 20 percent of the outstanding Viagene Common Stock, other than as a result of the exercise of Chiron's rights under the Stock and Warrant Purchase Agreement and the Chiron Warrant.

  During November and December 1994, Viagene had preliminary discussions with a biotechnology company in the gene therapy area about the possibility of a strategic merger between the companies. On January 5, 1995, Viagene executed a confidentiality agreement with such company, although the Viagene Board subsequently determined, at a regularly scheduled meeting later that month, not to proceed with such a transaction based on its determination that a combination of the companies would likely lead to increased risks associated with trying to obtain financing for the activities of the combined companies without sufficient offsetting benefits. In January and February of 1995, Viagene had exploratory discussions with two additional gene therapy companies regarding potential mergers.

  During late 1994 and early 1995, certain issues arose between Viagene and Chiron with respect to the Collaboration Agreement, including the scope of technology that was included thereunder. On March 4, 1995, senior officers of Chiron and Viagene met at Chiron's offices to discuss such issues. In the course of such discussions, representatives of Chiron proposed that an acquisition of Viagene by Chiron be considered as a potential means of resolving such issues. Representatives of Viagene present at the meeting indicated that they would discuss the possibility of such an acquisition with the Viagene Board.

  On March 5, 1995, the Negotiating Committee, Dr. Robert T. Abbott, President and Chief Executive Officer of Viagene, and representatives of Pillsbury Madison & Sutro ("Pillsbury"), Viagene's legal counsel, participated in a telephonic meeting at which the March 4 meeting with Chiron was discussed. The Negotiating Committee reviewed at length various issues related to a potential strategic business combination with Chiron. The Negotiating Committee also reviewed the retention of Alex. Brown, noting Alex. Brown's reputation as a nationally recognized investment banking firm with substantial experience in mergers and acquisitions involving health care companies, including life sciences companies, as well as Alex. Brown's familiarity with Viagene. The Negotiating Committee determined at the meeting to engage Alex. Brown to, among other things, assist Viagene in identifying and evaluating candidates for potential business combinations and to assist Viagene in evaluating and responding to any inquiries and proposals regarding business combinations that might be received from Chiron or others. On March 6, 1995, Viagene entered into an engagement letter with Alex. Brown to act as Viagene's exclusive financial advisor other than in connection with specified potential merger partners with respect to which Viagene had previously entered into an arrangement with PaineWebber Incorporated ("PaineWebber").

  Promptly following its engagement, Alex. Brown reviewed with Viagene a list of 21 candidates for a potential strategic business combination and assisted Viagene in preparing information for distribution to such candidates to solicit their interest in pursuing a transaction involving Viagene. After discussions with Viagene, Alex. Brown refined the list of 21 candidates and, commencing on March 8, 1995, initiated contacts with 14 of such candidates. In addition, PaineWebber contacted one of the specified companies with respect to which it had previously been retained by Viagene.

  On March 10, 1995, representatives of Chiron, Morgan Stanley & Co. Incorporated ("Morgan Stanley"), Chiron's financial advisor, Alex. Brown and Pillsbury attended a due diligence session at Viagene with certain of Viagene's officers and Viagene's patent counsel.

  On March 12, 13 and 14, 1995, representatives of Viagene and Alex. Brown met with representatives of several United States and foreign companies to discuss potential business combinations. On the evening of March 12, 1995, the Negotiating Committee held a telephonic meeting, together with representatives of Viagene's management, Alex. Brown and Pillsbury, and discussed the outcome of the first of these meetings and of various telephonic contacts with potential strategic business combination candidates. In all, Viagene had discussions with five of the 14 candidates contacted by Alex. Brown.

  On March 15, 1995, the Negotiating Committee received from Viagene's management and representatives of Alex. Brown an update on the discussions which had been held with the various strategic business combination candidates. A telephonic meeting of the Negotiating Committee, together with representatives of Viagene's management, Alex. Brown and Pillsbury, was held on the evening of March 16, 1995 at which Alex. Brown and Dr. Abbott updated the Negotiating Committee as to the status of various contacts and meetings with strategic business combination candidates. No acquisition or strategic alliance proposals had been received from any party at that date.

  On the afternoon and evening of March 17, 1995, officers of Chiron and Viagene and their respective financial and legal advisors met in San Francisco. At the meeting, Chiron proposed an acquisition of Viagene through a two-step transaction consisting of (i) a cash tender offer at $7.50 per share for 41 percent of the outstanding shares of Viagene Common Stock, exclusive of shares held by Chiron, followed by (ii) a stock-for-stock merger (for the remaining 59 percent) with a stock exchange ratio of 0.127 shares of Chiron Common Stock for each share of Viagene Common Stock. After discussion, Chiron was advised by Viagene that its proposal was not sufficient.

  Later in the evening, Chiron made an amended proposal to acquire Viagene also by way of a two-step transaction consisting of (i) a cash tender offer at $9.00 per share for 52 percent of the outstanding shares of Viagene Common Stock, exclusive of shares held by Chiron, followed by (ii) a stock-for-stock merger (for the remaining 48 percent) with a stock exchange ratio of 0.147 shares of Chiron Common Stock for each share of Viagene Common Stock. After discussing Chiron's amended proposal, Viagene advised Chiron late in the evening of March 17, 1995 that the Viagene Board would meet on the morning of March 18, 1995 to discuss the proposal.

  A meeting of the Viagene Board was held on the morning of March 18, 1995 to discuss Chiron's acquisition proposal. The Viagene Board decided that the proposal was not sufficiently attractive to cause Viagene to terminate its ongoing survey of potential strategic business combination candidates and determined that Viagene should not accept such proposal. Promptly following the Viagene Board meeting, officers of Chiron were informed of the Viagene Board's determination. Such officers of Chiron, after speaking with the Chiron Board, met with and informed officers of Viagene that the discussions were terminated and Chiron's proposal was withdrawn.

  On March 20, 1995, Chiron filed with the SEC an amendment to its Schedule 13D which stated that representatives of Chiron and Viagene had discussed the possibility of Chiron acquiring Viagene and that such discussions were terminated without any agreement having been reached. Such amendment also stated that Chiron might wish, among other possible courses of action, to acquire some or all of the Viagene Common Stock not owned by it or to sell some or all of its shares of Viagene Common Stock or the Chiron Warrant. Also on March 20, 1995, Viagene issued a press release announcing that it had held preliminary discussions with Chiron regarding a potential strategic merger and that such discussions had terminated without any agreement having been reached.

  Over a period of several days following March 20, 1995, Alex. Brown continued to have discussions with potential strategic business combination candidates. However, no proposals were received by Viagene or Alex. Brown from any party.

  The Negotiating Committee held a telephonic meeting on March 22, 1995 at which Alex. Brown reported on the status of discussions with potential strategic business combination candidates. The Negotiating Committee discussed having Alex. Brown contact Morgan Stanley about the possibility of increasing the consideration to be received by Viagene's stockholders in a business combination with Chiron. Alex. Brown contacted Morgan Stanley, but no commitments were made by either party. During the morning of March 27, 1995, Mr. Hale spoke with Dr. William J. Rutter, Chairman of the Chiron Board, by telephone and indicated that it might be fruitful for the parties to re-commence discussions if Chiron was willing to increase the consideration previously proposed for receipt by Viagene's stockholders.

  During the evening of March 27, 1995, the Negotiating Committee and representatives of Viagene's management, Alex. Brown and Pillsbury held a telephonic meeting. Alex. Brown reported on discussions with various potential strategic business combination candidates and the Negotiating Committee discussed strategies for continuing such discussions.


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

  At a regularly scheduled meeting on March 30, 1995, the Viagene Board reviewed Viagene's prior discussions with Chiron and the status of discussions with other potential strategic business combination candidates.

  During the week of April 10, 1995, Mr. Hale and Dr. Rutter tentatively scheduled a meeting between officers of Viagene and Chiron for April 21, 1995 with respect to the potential renewal of discussions regarding a possible acquisition of Viagene by Chiron. The meeting was confirmed during the week of April 17, 1995.

  In anticipation of further meetings between the parties, during the afternoon of April 19 and on April 20, 1995, Chiron's outside legal counsel commenced a legal due diligence review of Viagene.

  On the morning of April 21, 1995, officers of Viagene and Chiron met, together with representatives of their respective legal and financial advisors. During the afternoon of April 21, 1995, and after several discussions between the parties with respect to potential structure and terms of an acquisition of Viagene by Chiron, Chiron proposed the Merger, pursuant to which Viagene would be merged into a wholly-owned subsidiary of Chiron and the stockholders of Viagene would receive the Merger Consideration. As of April 23, 1995, the blended value of the Merger Consideration was $8.85 per share of Viagene Common Stock based on the closing sale price on April 21, 1995 of the Chiron Common Stock on the Nasdaq National Market of $56.50 per share. Officers of Viagene, together with representatives from Alex. Brown and Pillsbury, met with the Negotiating Committee to discuss Chiron's proposal. At this meeting, the Negotiating Committee determined to recommend acceptance of the terms of the proposal to the Viagene Board, subject to negotiation of a definitive merger agreement.

  On April 21, 1995, Viagene and Chiron executed a confidentiality agreement. On April 22, 1995, Viagene and representatives from Alex. Brown and Pillsbury conducted a due diligence review of Chiron. From the evening of April 21 through the evening of April 23, 1995, representatives of Chiron and Viagene negotiated the terms of the Merger Agreement. During the course of these negotiations, Chiron required, as a condition to its entering into the Merger Agreement, that certain stockholders of Viagene enter into the Stockholders' Agreement.

  On the afternoon of April 23, 1995, the Viagene Board met to consider the Merger Agreement and related arrangements (including the Stockholders' Agreement). Viagene's senior management and representatives of Alex. Brown and Pillsbury discussed with the Viagene Board their views and analyses of various aspects of the Merger and its related effects. Representatives of Pillsbury discussed the fiduciary duties of the directors in connection with the proposed transaction. Representatives of Alex. Brown reviewed with the Viagene Board the results of its due diligence review of Chiron as well as its inquiry into the possibility of a potential strategic business combination with a third party and the relative merits of the Chiron proposal compared with other proposals in similar circumstances. Alex. Brown and the Viagene Board observed that the prospects were remote for a present strategic business combination with a candidate other than Chiron on terms as favorable as (or better than) the terms of the Merger. Representatives from Alex. Brown delivered an oral opinion that the consideration to be received by Viagene's stockholders pursuant to the Merger Agreement was fair to such stockholders from a financial point of view. By unanimous vote, the Viagene Board approved the Merger Agreement and related arrangements and transactions and authorized Viagene's management to enter into the Merger Agreement.

  Following the Viagene Board meeting, officers of Viagene and Chiron signed the Merger Agreement during the evening of April 23, 1995. Stockholders holding approximately 21 percent of the outstanding shares of Viagene Common Stock signed the Stockholders' Agreement during the evening of April 23 and the morning of April 24, 1995. A public announcement of the transaction was issued prior to the opening of the Nasdaq National Market on April 24, 1995.

 Viagene's Reasons for the Merger.

  The Viagene Board has carefully considered the advisability of the Merger and believes that the terms of the Merger Agreement are fair and that the Merger is in the best interests of Viagene's stockholders. The Viagene

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

Board unanimously recommends that the Merger Agreement and the Merger be approved and adopted by Viagene's stockholders.

  At its April 23, 1995 meeting, the Viagene Board received presentations from, and reviewed the proposed terms and conditions of the Merger with, Viagene's management and representatives from Alex. Brown and Pillsbury. In its deliberations concerning the Merger, the Viagene Board considered a number of factors, including, among other things:

  . The respective businesses, assets, management and prospects of Viagene and Chiron;

  . The complementary technologies of Viagene and Chiron, as well as the strengths of Chiron as a strategic business partner (including Chiron's interest in gene therapy and its relatively substantial financial resources for research and development purposes);

  . Information comparing certain financial and stock market information for Viagene and Chiron with similar information for certain other life sciences companies which are publicly traded;

  . The conclusions of a review of the financial terms of certain recent business combinations which were deemed comparable, in whole or in part, to the proposed Merger (including the observation that the terms of the proposed Merger fall within the range of terms for such combinations--see "--Opinion of Financial Advisor");

  . Information regarding historical market prices and other information with respect to the common stock of each of Viagene and Chiron;

  . The observations and conclusions of Alex. Brown and management of Viagene that the prospects were remote for a present strategic business combination with a candidate other than Chiron on terms as favorable as (or better than) the terms of the Merger;

  . The prospects for positive long-term performance of Chiron Common Stock as well as the potential for undesirable volatility of such stock (including volatility associated with Chiron's integration of recently acquired businesses, including those formerly affiliated with Ciba);

  . The prospects for obtaining additional financing for the proposed activities of Viagene on terms acceptable to the Company (based, in part, on the apparent revaluation of the biotechnology industry by the capital markets during 1994 which resulted in a marked decrease in the prices of biotechnology stocks, including Viagene's stock); and

  . The terms and conditions of the proposed Merger, including the tax-favored nature of the stock-for-stock component of the Merger
    Consideration and the flexibility afforded Viagene's stockholders by the election feature of the Merger.

  The Viagene Board also considered carefully the opinion rendered by Alex. Brown that the consideration to be received by Viagene's stockholders in the Merger is fair from a financial point of view. The analysis and procedures utilized in the opinion are described under "--Opinion of Financial Advisor to Viagene." A copy of the opinion is included in Appendix C hereto.

  The Viagene Board did not quantify, reach independent conclusions regarding or otherwise assign relative weights to the individual factors considered in its deliberations concerning the Merger.

 Chiron's Reasons for the Merger.

  At a meeting held on April 23, 1995, the Chiron Board unanimously approved the Merger Agreement and the issuance of the Merger Shares in connection with the Merger. The approval of Chiron's stockholders is not required for the issuance of the Merger Shares.

  In reaching its conclusion to approve the Merger Agreement, the Chiron Board determined that the Merger is consistent with Chiron's long-term business strategy and would strengthen and complement Chiron's existing gene therapy programs, particularly in the areas of cancer and infectious disease, where Chiron has longstanding programs. In addition, the Chiron Board considered Chiron's existing ownership interest in Viagene, the status

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

of the collaboration between Chiron and Viagene and the parties' respective obligations under the Collaboration Agreement, the nature and status of Viagene's gene therapy programs and the strategic importance to Chiron of participating in the gene therapy market.

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

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Certain members of Viagene's management and the Viagene Board have interests in the Merger in addition to their interests, if any, as stockholders of Viagene generally. The Viagene Board was aware of these factors and considered them, among other matters, in approving the Merger and the Merger Agreement.

  Executive Compensation Agreements; Officers' Agreements. Viagene is a party to certain Executive Compensation Agreements (the "Executive Compensation Agreements") with the following officers: Robert T. Abbott, R. Jefferson Works, Donald E. Longenecker, Steven Mento, David Hartnett, Douglas Jolly, Kerry Kowal and James Merritt. Pursuant to the Executive Compensation Agreements, if, within the first 12-month period after the occurrence of a change in control of Viagene, the officer voluntarily resigns for "Good Reason" or Viagene terminates the officer's employment for any reason other than "Cause" or "Disability" (in each case as defined in the Executive Compensation Agreements), the officer will be entitled to receive a severance payment equal to a specified portion of the officer's annual base salary (1.0 times the officer's annual base salary, in the case of Messrs. Abbott, Longenecker, Mento and Works, and 0.5 times the officer's annual base salary, in the case of Messrs. Hartnett, Jolly, Kowal and Merritt). The Merger will result in a change in control for purposes of the Executive Compensation Agreements.

  The Executive Compensation Agreements also provide that, in the event of a change in control, the officer will become fully vested in all awards under stock option plans of Viagene (regardless of whether such plans provide for full vesting). However, the officers that are parties to the Executive Compensation Agreements have agreed, pursuant to certain Officers' Agreements entered into between such officers and Chiron in connection with the Merger (the "Officers' Agreements"), that such officers will not exercise any options the vesting of which has been accelerated as a result of the change in control resulting from the Merger until such options would have become vested and exercisable in accordance with their original terms without the effect of such

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

acceleration. In addition, pursuant to the Officers' Agreements, Chiron has agreed to take such action as may be necessary so that if any such officer's employment is terminated other than for Cause, then all options to purchase shares of Chiron Common Stock ("Chiron Options") acquired by such officer upon consummation of the Merger in exchange for unexpired and unexercised options ("Viagene Options") outstanding pursuant to Viagene's 1989 Stock Plan or 1993 Incentive Stock Plan (collectively, the "Viagene Stock Option Plans") will be automatically vested and remain exercisable for a period of one year thereafter.

  Stock Option Plans. The Merger Agreement provides that immediately prior to the Effective Time, Viagene Options may be exercised in full in accordance with their terms. Each Viagene Option not so exercised will be deemed to be automatically converted into a Chiron Option to purchase a number of shares of Chiron Common Stock equal to the number of shares of Viagene Common Stock that could have been purchased under the Viagene Option multiplied by the Option Adjustment Ratio (as defined below) at a price per share of Chiron Common Stock equal to the option exercise price determined pursuant to the Viagene Option divided by the Option Adjustment Ratio. In addition, the Merger Agreement provides that as promptly as possible subsequent to the Effective Time, Chiron will register the Chiron Common Stock underlying such Chiron Options with the SEC on a Form S-8 and keep such registration effective until the final exercise or termination of such Chiron Options. The "Option Adjustment Ratio" is defined as (i) the average of the high and low price of a share of Viagene Common Stock on the last trading day on which shares of Viagene Common Stock are traded before the Effective Time divided by (ii) the average of the high and low price of a share of Chiron Common Stock on the first trading day after the Effective Time. Such Chiron Options will otherwise be subject to the same terms and conditions as the Viagene Options; provided, however, that the vesting schedule for each such Chiron Option will be the vesting schedule of the corresponding Viagene Option in effect on the date of the Merger Agreement as if no change in control had occurred; and provided, further, that in the event the employment of any option holder is terminated by Chiron or Viagene other than for cause, then all such Chiron Options issued in exchange for Viagene Options held by such option holder will automatically be vested in full.

  Indemnification. The Merger Agreement provides that, from and after the Effective Time, the Surviving Corporation will indemnify, defend and hold harmless the present and former officers, directors and employees of Viagene (the "Indemnified Parties") against all losses, expenses (including reasonable attorneys' fees and other expenses of investigation or litigation, including on appeal), claims, damages or liabilities arising out of actions or omissions occurring at or prior to the Effective Time and shall also advance expenses as incurred, provided that the person to whom expenses are advanced provides, if requested, an undertaking to repay such advances under the circumstances contemplated by the DGCL, all as required or permitted pursuant to Viagene's Restated Certificate of Incorporation or Bylaws or indemnification agreements, as in effect on the date of the Merger Agreement.

  The Merger Agreement also provides that Viagene may, at its expense, acquire directors' and officers' liability insurance with respect to liability incurred as a result of matters occurring through the Effective Time so long as the premium therefor is not in excess of $100,000 in the aggregate. In addition, the Merger Agreement provides that Chiron will, for a period of at least three years following the Effective Time, provide the Indemnified Parties with an indemnity of Chiron with coverage similar or superior to that provided under Viagene's directors' and officers' liability insurance policies for the Indemnified Parties; provided, however, that such indemnity will apply only in the event that Viagene and its directors, officers and representatives shall have used their reasonable best efforts to perfect the rights to continue in effect following the Effective Time coverage pursuant to the directors' and officers' liability policy in effect on the date of the Merger Agreement; provided, further, that Chiron will have no obligation to indemnify with respect to any liability to the extent that such liability is paid by the insurer in respect of any insurance policy or which would have been paid had the Indemnified Party acted with reasonable diligence to assert or cooperate in asserting a claim in respect thereof.

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